NEWS RELEASE

Contact:	Raymond Ruddy
Vice President and Controller
(978) 206-8220
raymondr@psychemedics.com

PSYCHEMEDICS CORPORATION ANNOUNCES FIRST QUARTER PROFITS

DECLARES 55th CONSECUTIVE QUARTERLY DIVIDEND

Acton, Massachusetts, May 11, 2010 — Psychemedics Corporation (NASDAQ:PMD) today announced first quarter financial results for the quarter ended March 31, 2010.  The Company also announced a quarterly dividend of $0.12 per share payable to shareholders of record as of June 7, 2010 to be paid on June 18, 2010.  This will be the Company’s 55th consecutive quarterly dividend.

The Company’s revenue for the quarter ended March 31, 2010 was $4.5 million versus $4.1 million for the quarter ended March 31, 2009.  Net income for the quarter ended March 31, 2010 was $506,000 or $0.10 per share, versus $39,000 or $.01 per share for the comparable period last year.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said, "Our first quarter results were very solid, even taking into account the comparison with a depressed 2009.  We continued to add new clients; and are also encouraged by the fact that our broad existing client base showed improving demand.”

Kubacki continued, “With this revenue increase and continued strong cost controls, our margins and profits expanded very nicely.  Our pre-tax margin was 19%.”

Kubacki concluded, “We continue to have a strong balance sheet with more than $5.2 million in cash, cash equivalents and short-term investments and no long term debt.  Our directors share our confidence in the long-term future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we move forward.  Therefore, we are pleased to declare our 55th consecutive quarterly dividend.”

Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services.  Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and six Federal Reserve Banks.

The Psychemedics web site is www.drugtestwithhair.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties.  In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume and sales and marketing strategies) may be "forward looking" statements.  Actual results may differ from those stated in any forward-looking statements.  Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company's sales and marketing team, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME
UNAUDITED

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2010	2009

Revenue	$4,464,243	$4,078,837
Costs of revenues	1,910,654	1,986,911
Gross profit	2,553,589	2,091,926
Operating expenses:
General & administrative	971,614	1,042,495
Marketing & selling	623,631	871,464
Research & development	122,481	125,046
Total operating expenses	1,717,726	2,039,005
Operating income	835,863	52,921
Interest income	8,176	15,507
Net income before provision for income taxes	844,039	68,428
Provision for income taxes	337,615	29,903
Net income	$506,424	$38,525

Basic net income per share	$0.10	$0.01

Diluted net income per share	$0.10	$0.01

Dividends declared per share	$0.12	$0.17

Weighted average common shares outstanding, basic	5,197,349	5,190,747

Weighted average common shares outstanding, diluted	5,206,584	5,204,876

PSYCHEMEDICS CORPORATION
BALANCE SHEETS
UNAUDITED

	March 31,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$3,186,458	$4,840,367
Short-term investments	2,014,203	1,006,436
Accounts receivable, net of allowance for doubtful accounts
of $129,325 in 2010 and $134,282 in 2009	3,215,877	3,016,084
Prepaid expenses	556,560	573,191
Other current assets	326,155	90,242
Deferred tax assets	291,047	253,221
Total Current Assets	9,590,300	9,779,541
Fixed Assets:
Equipment & leasehold improvements	11,102,580	10,912,906
Less accumulated depreciation	(10,445,052)	(10,381,599)
Net Fixed Assets	657,528	531,307
Deferred tax assets, long term	204,764	204,764
Other assets	86,185	86,814
Total Assets	$10,538,777	$10,602,426

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$283,332	$180,784
Accrued expenses	748,094	759,067
Accrued income taxes	205,052	331,831
Deferred revenue	31,545	36,360
Total Current Liabilities	1,268,023	1,308,042
Commitments and Contingencies

Shareholders' Equity:
Preferred-stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	—	—
Common stock, $0.005 par value, 50,000,000 shares authorized,
5,861,872 shares issued in 2010 and 2009	29,309	29,309
Paid-in capital	27,512,987	27,419,359
Less - Treasury stock, at cost, 664,523 shares in 2010 and 2009	(10,053,364)	(10,053,364)
Accumulated deficit	(8,218,178)	(8,100,920)
Total Shareholders' Equity	9,270,754	9,294,384
Total Liabilities & Shareholders' Equity	$10,538,777	$10,602,426